MEMORANDUM OF UNDERSTANDING

                                     BETWEEN

                           Professional Bancorp, Inc.
                            Santa Monica, California

                                     And the

                      Federal Reserve Bank of San Francisco

         Professional Bancorp, Inc., Santa Monica, California ("Bancorp"), a registered one-bank holding company and the Federal Reserve Bank of San Francisco (the "Reserve Bank"), as evidenced by the signatures of their duly appointed officers below, have hereby entered into this Memorandum of Understanding (the "Memorandum"). This Memorandum evidences the understanding of Bancorp and the Reserve Bank regarding the satisfactory resolution of issues disclosed in the December 31, 1999, Report of Inspection (the Report) prepared by the Reserve Bank. Accordingly, Bancorp agrees to adopt the following plans, policies, procedures, and courses of action:

         1 . Bancorp shall not declare or pay any dividends without the prior written approval of the Reserve Bank. Requests for permission to pay a dividend shall be received in writing thirty (30) days prior to the proposed declaration date. Such requests shall contain sufficient documentation to demonstrate that the proposed dividend is in compliance with the Board of Governors' dividend and capital adequacy guidelines.


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         2. Within sixty (60) days of the effective date of this Memorandum
Bancorp shall submit to the Reserve Bank an acceptable written plan to improve, and thereafter maintain, an adequate capital position at Bancorp and First Professional Bank, N.A. (the "Bank"). The plan shall, at a minimum, address and consider:

         (a) The current and future capital requirements of Bancorp, the Bank and the consolidated organization, particularly in view of the volume of adversely classified assets at the Bank and the potential for additional asset quality problems at the Bank;

         (b) the requirements! of Capital Adequacy Guidelines for Bank Holding
Companies: Risk-Based Measure and Tier 1 Leverage Measure (Appendix A and D of Regulation Y of the Board of Governors, 12 C.F.R. Part 225, App.A and D);

          (c)     formal requests by the Bank's regulator;

         (d) anticipated levels of earnings of the Bank, with particular attention to maintaining an adequate loan loss reserves at the Bank;

         (e) the source and timing of additional funds that may be necessary to achieve compliance with the capital plan developed and submitted pursuant to the provisions of this paragraph; and,

         (f) Bancorp's responsibility to act as a source of strength to its subsidiary bank, in connection therewith, to use its assets to provide whatever capital support to its subsidiary bank as may be required by the Reserve Bank in a manner consistent with the Board of Governor's Policy Statement on the


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responsibility of bank holding companies to act as a source of strength to their bank subsidiaries, dated April 24, 1987.

         3. Within sixty (60) days of the effective date of this Memorandum, the board of directors of Bancorp shall submit to the Reserve Bank an acceptable written plan designed to enhance the board's supervision of the operations and management of the consolidated organization. The plan shall, at a minimum, address and consider:

         (a) The steps that the board of directors proposes to take to improve the condition of the Bank and the consolidated organization;

         (b) the responsibilities of the board of directors regarding the definition, approval, implementation, and monitoring of the proposed corrective steps and the actions required by this Memorandum, and the procedures to be used by the board of directors to ensure that its members fulfill their responsibilities;

         (c) a description of the detailed information that will be provided to and assessed by the members of the board of directors in their oversight of the operations and management of the consolidated organization, including information on the Bank's and the consolidated organization's adversely classified assets, loan loss reserve adequacy, capital levels, earnings, and liquidity; and,

         (d) the establishment of a periodic, internal review process to monitor the management and operations of the consolidated organization, and Bancorp's compliance with the requirements of this Memorandum.


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         4. Bancorp shall not increase its borrowings or incur any debt, including, but not limited to, the renewal of existing debt, without the prior written approval of the Reserve Bank.

         5. Bancorp shall not purchase, redeem or otherwise acquire, directly or indirectly, any of its stock without the prior written approval of the Reserve Bank.

         6. Bancorp shall not, directly or indirectly, enter into any agreements to acquire or divest of any interest in any entities or portfolios, or engage in any new line of business, without the prior written approval of the Reserve Bank. Requests pursuant to this paragraph shall be in received in writing, at least thirty (30) days prior to the consummation of the proposed transaction. The request shall contain a full description of the proposed transaction, its purpose(s), and such other matters that may be pertinent to the proposed acquisition to assist the Reserve Bank in its review of the proposed transaction. Should the Reserve Bank disapprove, Bancorp will not proceed with the transaction.

         7. Within thirty (30) days after the end of each calendar year following the date of this Memorandum, Bancorp shall submit to the Reserve Bank its annual cash flow projections for the ensuing year.


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         8. Within sixty (60) days of this Memorandum, Bancorp shall develop acceptable written policies and procedures designed to strengthen and maintain its records, systems and internal controls and shall submit a written description of these policies and procedures to the Reserve Bank. These policies and procedures shall include, without limitation:

         (a) Corrective steps which are responsive to the criticisms of Bancorp's current policies as set forth in the Report of Inspection, including, but not limited to enhancing its policy for assessment and/or payment of dividends, intercorporate tax allocations, transactions with affiliates and loans and investments;

         (b) the maintenance of accurate documentation regarding transactions between the Bank and Bancorp including independent credit review for loans purchased from the bank, prior to purchase; and,

         (c) the requirement that the policies be reviewed, at a minimum, annually.

         9. Bancorp shall not, directly or indirectly, enter into, participate, or, in any other manner, engage in any future lending activities with the bank, without the prior written approval of the Reserve Bank.

         10. During the term of this Memorandum or as otherwise required by law, Bancorp shall comply with the provision of section 32 of the FDI Act with


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respect to the appointment of any new director or the hiring or promotion of any new senior executive officer.

         11. The plans, policies and procedures required by paragraphs 2, 3 and 8 hereof, shall be submitted to the Reserve Bank for review and approval within the required time periods set forth in the Memorandum. Bancorp shall adopt the approved plans, policies and procedures and then fully comply with them. During the term of this Memorandum the approved plans, policies and procedures shall not be amended or rescinded unless agreed to in writing by the Reserve Bank.

         12. Within forty-five (45) days of the end of each calendar quarter (June 30, September 30, December 31 and March 31) following the effective date of this Memorandum, Bancorp shall submit to the Reserve Bank a written progress report detailing the form and manner of all actions taken to comply with this Memorandum and the results thereof. Along with such reports, Bancorp shall submit to the Reserve Bank:

         (a) The consolidated balance sheet as of the end of the reporting period;

         (b) the consolidated income statement through that reporting period;

         (c) the parent company only cash flow statement;


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         (d) a copy of all written submission filed by the Bank with its federal regulatory agency pursuant to and formal written agreement or informal supervisory agreement entered into between the Bank and such agency.

         13.     All correspondence regarding this Memorandum shall be sent to:

         (a)      Mr. Harold H. Blum
                  Director, Banking Supervision
                  Federal Reserve Bank of San Francisco
                  P.O. Box 7702
                  San Francisco, California 94120-7702

         (b)      Gene Gaines
                  Chief Executive Officer
                  Professional Bancorp, Inc.
                  606 Broadway
                  Santa Monica, California 90401

         14. The provisions of this Memorandum shall be binding upon Bancorp and each of its institution affiliated parties, in their capacities as such, and their successors and assigns.

         15. Each provision of this Memorandum shall remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Reserve Bank.

         IN WITNESS WHEREOF, the parties, through their authorized representatives, have caused this Memorandum to be executed as of the 26th day of April, 2000.


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PROFESSIONAL BANCORP, INC. FEDERAL RESERVE BANK OF SAN FRANCISCO

By /s/ Gene F. Gaines                      By /s/ Harold Blum
   ------------------                         ---------------

         The undersigned directors each acknowledge that they have read the foregoing Memorandum and approve of the consent thereto by

/s/ Richard A. Berger                      /s/ Lynn O. Poulson
----------------------------------         --------------------------------
Richard A. Berger                          Lynn 0. Poulson

/s/ Ron L. Katz                            /s/ Robert Margolis
----------------------------------         --------------------------------
Ronald L. Katz                             Robert Margolis

/s/ Gene F. Gaines
---------------------------
Gene F.  Gaines